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                                                                    EXHIBIT 11.1


                         COMPUWARE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER COMMON SHARE
                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                            1997         1996         1995
                                                          -------      -------      -------
Net income                                                $97,436      $44,242      $62,097
                                                          =======      =======      =======
Shares used in computing net income per share:
  Weighted average common shares outstanding               85,192       86,880       89,514
  Dilutive effect of stock options (1)                      4,743        2,857        5,855
                                                          -------      -------      -------
         Total                                             89,935       89,737       95,369
                                                          =======      =======      =======
Net income per common share, on a post-split basis        $  1.08      $  0.49      $  0.65
                                                          =======      =======      =======

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(1) The dilutive effect of stock options is determined using the treasury stock method based upon the average price per share, on a post-split basis, of $23.61, $11.88 and $20.00 for fiscal 1997, 1996 and 1995, respectively.